Exhibit 99.2

Western Medical, Inc.

WESTERN MEDICAL, INC.
CONDENSED BALANCE SHEET
MARCH 31, 2006 (UNAUDITED)

                                    Assets

Current assets:                                      March 31, 2006
                                                     --------------

     Cash                                              $  586,240
     Marketable securities, available-for-sale            903,024
     Accounts receivable, net                             390,556
     Inventories                                          935,000
     Prepaid expenses and other current assets              1,600
                                                       -----------

        Total current assets                            2,816,420

Property and equipment, net                                67,754
                                                       -----------

        Total assets                                   $2,884,174
                                                       ===========

                  Liabilities and Shareholders' Equity

Current liabilities:
    Accounts payable and accrued expenses              $  306,558
    Notes payable - shareholders                          459,687
                                                       -----------

        Total liabilities                                 766,245
                                                       -----------

Commitments and contingencies

Shareholders' equity:
    Common stock; no par value; 100 shares authorized,
        issued and outstanding                            977,800
    Retained earnings                                   1,146,241
    Accumulated other comprehensive loss                   (6,112)
                                                       -----------

        Total shareholders' equity                      2,117,929
                                                       -----------

        Totals                                         $2,884,174
                                                       ===========

See Notes to Condensed Financial Statements.

WESTERN MEDICAL, INC.
CONDENSED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

                                                           2006                2005
                                                       -----------         -----------

Net sales                                              $1,498,533          $1,540,491

Cost of sales                                             897,983             940,984
                                                       -----------         -----------

Gross profit                                              600,550             599,507
Operating expenses                                        407,388             442,947
                                                       -----------         -----------

Income from operations                                    193,162             156,560

Other income (expense):
    Interest income                                         2,757               2,509
    Investment income                                       5,320               3,500
    Interest expense - related parties                     (6,877)             (8,077)
                                                       -----------         -----------

Income before income taxes                                194,362             154,492

Provision for state income taxes                            2,600               2,000
                                                       -----------         -----------

Net income                                             $  191,762          $  152,492
                                                       ===========         ===========

See Notes to Condensed Financial Statements.

WESTERN MEDICAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

                                                           2006                2005
                                                        ----------          ----------

Operating activities:
  Net income                                           $  191,762          $  152,492
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                           4,168               5,943
    Accrued interest added to principal of shareholder
     loans                                                  -                   8,077

    Changes in operating assets and liabilities:
        Accounts receivable                               247,135             304,294
        Inventories                                         7,072             (75,829)
        Prepaid expenses and other current assets          19,614              59,665
        Accounts payable and accrued expenses            (114,908)           (262,185)
                                                        ----------          ----------

            Net cash provided by operating activities     354,843             192,457
                                                        ----------          ----------

Investing activities:
    Purchases of marketable securities                     (6,020)            (53,500)
                                                        ----------          ----------

            Net cash used in investing activities          (6,020)            (53,500)
                                                        ----------          ----------

Financing activities:
    Proceeds from shareholder loans                        35,000                   -
    Payments of notes payable to shareholders            (133,700)                  -
    Distributions to shareholders                        (105,000)           (150,000)
                                                        ----------          ----------

            Net cash used in financing activities        (203,700)           (150,000)
                                                        ----------          ----------

Net increase (decrease) in cash and cash equivalents      145,123             (11,043)
Cash and cash equivalents, beginning of period            441,117             588,479
                                                        ----------          ----------

Cash and cash equivalents, end of period               $  586,240          $  577,436
                                                       ===========         ===========

See Notes to Financial Statements.

WESTERN MEDICAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1. Organization and Basis of Presentation

        Organization

        Western Medical, Inc. (the “Company”) is a provider of wound care and wound closure products. The Company markets its products principally through independent distributors servicing the long-term, home health and acute markets in the United States and other international markets. The Company’s distribution facility is located in Chattanooga, Tennessee.

        Basis of Presentation

        The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the requirements of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the audited financial statements of the Company included in this amended report on Form 8-K. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included in the accompanying condensed financial statements. Operating results for the three month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

        Effective December 31, 2004, the Company was required to adopt FIN 46(R). Adoption would have resulted in the consolidation of a Variable Interest Entity (“VIE”) of which the Company would be considered the primary beneficiary. The Company’s variable interest in this VIE is the result of leasing facilities from JBCM Partnership (“JBCM”), a partnership which is owned by its shareholders. JBCM was established for the sole purpose of acquiring and leasing the building to the Company. The Company is providing a substantial guarantee on behalf of JBCM and another related party, as discussed in Note 3. The VIE was created before December 31, 2003 and the Company was unable to obtain the information necessary to apply FIN46(R) pertaining to the cost of the building. The Company’s potential loss pursuant to guarantees is limited to the outstanding balance on the mortgage on the building which was $1,451,463 at March 31, 2006.

2. Inventories

        Inventories include the following:

                                         March 31, 2006
                                         ---------------

    Finished goods                         $ 745,850
    Raw and packaging components             189,150

                                           -----------
           Total inventories               $ 935,000
                                           ===========

3. Related Party Transactions and Balances

        Related Party Lease — The Company leases facilities on a month-to month basis from JBCM, a partnership in which the Company’s shareholders are partners. Total rent paid to the partnership was $60,000 for the three months ended March 31, 2006 and 2005. The Company will continue to lease the facilities on a month-to-month basis and guarantee the mortgage on the leased property (see below).

        Related Party Sales — The Company’s shareholders also control other entities to which the Company made sales of approximately $15,000 and $25,000 during the three months ended March 31, 2006 and 2005, respectively. Accounts receivable due from these affiliates were approximately $400 at March 31, 2006.

        Related Party Consulting Services — During the three months ended March 31, 2005 the Company incurred and paid $50,000 for consulting services from an entity wholly-owned by two of the Company’s shareholders.

WESTERN MEDICAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

        Notes Payable to Shareholders — At March 31, 2006 the Company has notes payable (with the balance including accrued interest previously added to principal) of $459,687 due to two of its shareholders that are due on demand. The notes are unsecured and bear interest at 5%. Interest accrued on the notes of $6,877 and $8,077 in three months ended March 31, 2006 and 2005, respectively, was added to the note principal.

        Guarantee of Related-Party Indebtedness — As of March 31, 2006 the Company is contingently liable as guarantor with respect to $1,451,463 of mortgage debt of BCD Partnership (“BCD”) and JBCM, as co-borrowers, entities owned by the Company’s shareholders. The term of the guarantee is through August 2006. At any time through the term of the guarantee, the Company guarantees the timely payment and performance of all liabilities and of all obligations of BCD and JBCM.

4. Comprehensive Income

        The Company’s comprehensive income was as follows:

                                                              Three Months Ended
                                                                   March 31,
                                                           2006                2005
                                                        ----------          ----------

Net income as reported                                 $  191,762          $  152,492
Other comprehensive income:
      Unrealized losses on marketable securities             (445)             (3,140)
                                                        ----------          ----------

Comprehensive income                                   $  191,317          $  149,352
                                                       ===========         ===========

5. Subsequent Events

        On April 18 2006, the Company sold its products, product formulations and manufacturing specifications, inventory, customer lists, customer contracts (to the extent assignable), manufacturing equipment, trademark registrations, trade secrets, and the right to utilize the name “Western Medical” during an 18 month post-closing transition period (collectively, the “Assets”) to Derma Sciences, Inc. (“Derma Science”), a publicly-traded company. The purchase price of the Assets was $6.5 million, together with the assumed liabilities.